As filed with the Securities and Exchange Commission on July 8, 2025

Registration No. 333-285859

Registration No. 333-277648

Registration No. 333-270312

Registration No. 333-263548

Registration No. 333-255468

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-285859

Form S-8 Registration No. 333-277648

Form S-8 Registration No. 333-270312

Form S-8 Registration No. 333-263548

Form S-8 Registration No. 333-255468

UNDER

THE SECURITIES ACT OF 1933

Akoya Biosciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-5586242
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

100 Campus Drive, 6th Floor

Marlborough, MA 01752

(Address of Principal Executive Offices)

Akoya Biosciences, Inc. 2021 Equity Incentive Plan

Akoya Biosciences, Inc. 2021 Employee Stock Purchase Plan

Akoya Biosciences, Inc. 2015 Equity Incentive Plan

(Full Titles of the Plans)

Masoud Toloue, Ph.D.

President and Chief Executive Officer

Quanterix Corporation 900 Middlesex Turnpike

Billerica, MA 01821

(617) 301-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kerry S. Burke Catherine Dargan Kyle Rabe Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000	Laurie A. Churchill General Counsel and Secretary Quanterix Corporation 900 Middlesex Turnpike Billerica, MA 01821 (617) 301-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Akoya Biosciences, Inc. (the “Registrant”):

•	Registration Statement No. 333-285859, filed with the SEC on March 17, 2025, pertaining to the registration of (i) 2,478,606 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Equity Incentive Plan and (ii) 247,860 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan.

•	Registration Statement No. 333-277648, filed with the SEC on March 5, 2024, pertaining to the registration of (i) 2,455,886 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Equity Incentive Plan and (ii) 245,588 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan.

•	Registration Statement No. 333-270312, filed with the SEC on March 7, 2023, pertaining to the registration of (i) 1,914,409 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Equity Incentive Plan and (ii) 191,440 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan.

•	Registration Statement No. 333-263548, filed with the SEC on March 15, 2022, pertaining to the registration of (i) 1,871,205 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Equity Incentive Plan and (ii) 187,120 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan.

•	Registration Statement No. 333-255468, filed with the SEC on April 23, 2021, pertaining to the registration of (i) 3,920,487 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2015 Equity Incentive Plan; (ii) 1,727,953 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Equity Incentive Plan and (iii) 172,795 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2021 Employee Stock Purchase Plan.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On July 8, 2025, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 2025, by and among the Registrant, Quanterix Corporation (“Quanterix”) and Wellfleet Merger Sub, Inc., a wholly owned subsidiary of Quanterix (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Quanterix (the “Merger”).

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Akoya Biosciences, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on this day of July 8, 2025.

Date: July 8, 2025	AKOYA BIOSCIENCES, INC.

	By:	/s/ Vandana Sriram
	Name:	Vandana Sriram
	Title:	Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance upon Rule 478 of the Securities Act of 1933, as amended.